As filed with the Securities and Exchange Commission on July 31, 2026

Registration No. 333-291940

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-291940

UNDER

THE SECURITIES ACT OF 1933

SKYWATER TECHNOLOGY, LLC

(Exact name of Registrant as Specified in Its Charter)

Delaware	37-1839853
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

2401 East 86th Street

Bloomington, Minnesota 55425

(952) 851-5200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas Sonderman

Chief Executive Officer

SkyWater Technology, LLC

2401 East 86th Street

Bloomington, Minnesota 55425

(Name and address of agent for service)

(952) 851-5200

(Telephone number, including area code, of agent for service)

Copies to:

Robert Kindler

Chelsea N. Darnell

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

(212) 373-3000

John K. Wilson

Mark T. Plichta

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

(414) 271-2400

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

SkyWater Technology, LLC (the “Registrant”), as successor in interest to SkyWater Technology, Inc. (“SkyWater”), is filing this Post-Effective Amendment (the “Post-Effective Amendment”) to the following Registration Statement on Form S-3 (the “Registration Statement”), previously filed with the Securities and Exchange Commission (the “Commission”), to withdraw and remove from registration any and all securities that remain unsold or otherwise unissued under the Registration Statement:

•	Registration Statement No. 333-291940 filed with the Commission on December 4, 2025, relating to the registration of an indeterminate number of securities.

Reference is made to the previously announced Agreement and Plan of Merger, dated as of January 25, 2026 (the “Merger Agreement”) by and among the Registrant, SkyWater, IonQ, Inc. (“IonQ”), and Iris Merger Subsidiary 1 Inc., a direct, wholly owned subsidiary of IonQ (“Merger Subsidiary 1”).

On July 31, 2026, pursuant to the Merger Agreement, (i) Merger Subsidiary 1 merged with and into SkyWater (the “First Merger”), with SkyWater surviving the First Merger as a direct, wholly owned subsidiary of IonQ, and (ii) immediately following the First Merger, SkyWater merged with and into the Registrant (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Registrant surviving the Second Merger as a wholly owned subsidiary of IonQ. At the effective time of the Second Merger, the Registrant was renamed “SkyWater Technology, LLC”.

As a result of the consummation of the Mergers, the Registrant has terminated any and all of the offerings of securities pursuant to the Registration Statement as of the effective time of the Mergers on July 31, 2026. In accordance with the undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Registrant hereby amends the Registration Statement and removes from registration any and all of the securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment, and hereby terminates the effectiveness of the Registration Statement.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to SkyWater’s Current Report on Form 8-K filed with the SEC on January 25, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota on July 31, 2026.

SKYWATER TECHNOLOGY, LLC

By:	/s/ Thomas Sonderman
Thomas Sonderman Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.